UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2005

(Exact name of Registrant as specified in its charter)

Nevada	0-24806	62-1378182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4080 Jenkins Road Chattanooga, TN	37421
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (423) 510-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 25, 2005, the Board of Directors of the Registrant approved the accelerated vesting of certain outstanding stock options previously granted under the Registrant's 2002 Stock Incentive Plan (the "2002 Plan"). The decision accelerates the vesting of all unvested options granted under the 2002 plan before October 25, 2005, except options held by non-employee directors of the Registrant and certain recently hired employees. The closing price of the Registrant's stock on October 25, 2005 was $11.60. The decision to accelerate the vesting of the affected options was based upon a recommendation of the Compensation Committee of the Registrant's Board of Directors, which committee consists entirely of independent, non-employee directors. These actions were taken in accordance with the applicable provisions of the 2002 Plan, and the Registrant believes the decision to be in the best interest of the Registrant and its stockholders.

As a result of the acceleration, unvested options to purchase 231,440 shares of the Registrant's Class A Common Stock, which otherwise would have vested from time to time over the next sixteen months, became fully vested and immediately exercisable. The affected stock options have exercise prices ranging from $11.50 to $13.90 per share, and a weighted average exercise price of $13.04. The affected options include options to purchase124,802 shares of the Registrant's Class A Common Stock held by the Registrant's executive officers, having a weighted average exercise price of $13.23. This acceleration is effective as of October 25, 2005.

The Registrant's decision to accelerate the vesting of affected employee stock options was primarily to eliminate or reduce the compensation expense relating to such options that the Registrant would otherwise be expected to record in its statements of operations for future periods upon the adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payment" ("SFAS No. 123R"). SFAS No. 123R will be effective for the Registrant beginning in the first quarter of 2006, and will require that compensation expense associated with stock options be recognized in the statements of operations, rather than as a footnote disclosure in consolidated financial statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2005	U.S. XPRESS ENTERPRISES, INC.
By: /s/ Ray M. Harlin Name: Ray M. Harlin Title: Chief Financial Officer